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                                                                       EXHIBIT 5



                    [MICHAEL BEST & FRIEDRICH LLP LETTERHEAD]

May 9, 2002


First Federal Capital Corp
605 State Street
La Crosse, Wisconsin  54601

         Re:      REGISTRATION STATEMENT ON FORM S-8

Gentlemen:

         You have requested our opinion as to the legality of 398,000 shares of Common Stock, $0.10 par value per share, of First Federal Capital Corp (the "Company") being registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-8. As your counsel, we have examined such records and other documents as we deemed necessary for the purposes of this opinion and considered such questions of law as we believe to be involved. Based upon such examination and consideration, it is our opinion that the shares of Common Stock will, when issued in accordance with the provisions of the First Federal Capital Corp 2002 Directors' Stock Option Plan under which they are granted, be validly issued, fully paid and nonassessable shares of Common Stock of the Company (except, to the extent applicable, as otherwise provided in Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted).

         We give our consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 and the use of our name in connection therewith.

                                               Very truly yours,


                                               /s/ MICHAEL BEST & FRIEDRICH LLP





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